UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

CTC Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No.:

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Attached hereto are:

1.     a press release of CTC Media, Inc. dated December 2, 2015, reminding its stockholders of an upcoming special meeting; and

2.     a letter distributed on or about December 2, 2015 to stockholders of CTC Media, Inc. of record as of the record date of November 16, 2015.

CTC Media Reminds Stockholders of Upcoming Special Meeting

Moscow, Russia — December 2, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, would like to remind the Company’s stockholders of the upcoming special meeting to be held on Thursday, December 17, 2015 at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL, United Kingdom. At the special meeting, CTCM is seeking approval of the sale and the subsequent merger detailed in the proxy statement dated November 17, 2015. These transactions are planned in response to the adoption by the Russian government of the Mass Media Law, which will impose new limitations on non-Russian ownership of Russian television broadcasters effective January 1, 2016.

Yuliana Slashcheva, Chief Executive Officer: “We would like to kindly remind all our stockholders that your vote is important, no matter how large or small your holding may be. Our board of directors, acting upon the unanimous recommendation of the special committee, has approved and declared advisable the sale and the merger. We cannot complete the sale or the merger unless we receive the affirmative vote of the holders of at least 50% of our outstanding shares of common stock. If we do not obtain the requisite vote, the sale will not close. If the sale transaction is not approved and does not close by the end of the year, we expect that our operating business will not comply with the foreign ownership restrictions of the Mass Media Law as of January 1, 2016.  The Company may not be able to consummate another sale transaction, or implement an alternative transaction, before the end of 2015. As previously announced, a failure to vote has the effect of a vote against the sale and the merger. Voting promptly will help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings. Thank you in advance for your participation and your consideration of this extremely important matter!”

CTC Media understands that MTG, the Company’s largest stockholder, holding approximately 38% percent of the outstanding shares of CTCM common stock, intends to vote in favor of the transactions.

The Company strongly recommends all stockholders to allow sufficient time for unforeseen delays in processing their vote and would like to emphasize that votes may not be accepted after December 17, 2015.

The voting mechanics

If you are a stockholder of record as of the record date, you can vote your shares or submit a proxy in any of the following ways:

• by proxy—stockholders of record may choose to submit a proxy by signing and dating the proxy card they receive and returning it in the accompanying pre-paid reply envelope;

• over the Internet—the website for submitting proxies via the Internet is identified on your proxy card; or

• by using a toll-free telephone number—the telephone number for submitting proxies by telephone is identified on your proxy card;

• in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you. Please note that, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy, and to confirm that your voting instructions have been properly recorded, when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting, we request that you complete, sign, date and return, as promptly as possible, the proxy card or broker voting instructions you receive. If we have not received your proxy as the date of the special meeting approaches, you may receive a call asking you to vote.

If you have any questions or need assistance submitting your proxy, please contact our proxy solicitor, Georgeson Inc., by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees may call collect at +1 (781) 575-2137) or by email at CTCMEDIA@georgeson.com.

Additional Information and Where to Find It

In connection with the proposed transactions, CTC Media has mailed a proxy statement to its stockholders. CTC Media urges investors, stockholders and other interested persons to read the proxy statement, as well as other documents filed with the SEC, because these documents contain important information.

The definitive proxy statement has been mailed to stockholders of record as of November 16, 2015. CTC Media’s stockholders may also obtain a copy of such documents, without charge, by directing a request to: ir@ctcmedia.ru. These documents can also be obtained, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov).

Participants in Solicitation

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transactions is set forth in the proxy statement.

***

About CTC Media

CTC Media is the leading Russian independent media company. The group manages four television channels in Russia (CTC, Domashniy, Che and CTC Love), as well as Channel 31 in Kazakhstan. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is available in Belarus and in Kyrgyzstan as well. CTC Media also owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru, chetv.ru and CarambaTV. CTC Media is traded on NASDAQ under the symbol CTCM.

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740
ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47

pr@ctcmedia.ru

December 2, 2015

Dear Stockholder:

We are writing to remind you that the special meeting of stockholders of CTC Media, Inc. (“CTCM” or the “Company”) is scheduled for Thursday, December 17, 2015 at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL, United Kingdom. At the special meeting, CTCM is seeking approval of the sale and the subsequent merger detailed in the proxy statement dated November 17, 2015. These transactions are in response to the adoption by the Russian government of the Mass Media Law, which will impose new limitations on non-Russian ownership of Russian television broadcasters effective January 1, 2016.

The Sale

Under the terms of the sale agreement, the Company has agreed to sell 75% of the participation interest in CTC Investments LLC (“CTC Investments”), to UTV-Management LLC (“UTV-Management”). In addition, under the terms of the sale agreement the Company has agreed to approve the issuance by CTC Investments of an additional, new participation interest to UTV-Management or its affiliate, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments following the closing of the sale, to ensure compliance with the requirements of the Mass Media Law.

The ultimate purchase price will be net of any shortfall in cash flow from operating and investing activities during the second half of 2015 compared with the Company’s forecast for this period, and is subject to adjustment in connection with certain defined indemnification obligations. In addition, prior to closing the Company will receive all existing cash in the operating businesses, in excess of $15 million agreed to be retained by CTC Investments for working capital post-closing. The Company currently expects that the amount of available cash from the operating businesses will be $55 million.

The closing of the sale is scheduled take place on December 21, 2015.

The Merger

Upon the consummation of the merger, CTCM Merger Sub, Inc., the Company’s wholly owned subsidiary, will merge with and into the Company, with the Company surviving, and each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest Investments Limited (“Telcrest”) and any stockholders who have properly exercised appraisal rights, will be entitled to receive cash consideration per share based on the aggregate amount of the Company’s available cash as of the time of the merger. The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be the Company’s sole stockholder. Following the merger, the Company will cease to be a publicly traded company.

In the merger, each outstanding share of common stock (except for shares held by Telcrest, by the Company and by stockholders who have properly exercised appraisal rights) will be converted into the right to receive the merger consideration, which will be between $1.77 and $2.19 per share in cash. The minimum merger consideration of $1.77 per share reflects the maximum potential reduction in the purchase price pursuant to the terms of the sale agreement, and the actual amount of such consideration will depend on the operating performance of the Company’s business during the second half of 2015 and the anticipated cash reserves that will be appropriate in light of potential liabilities at the time of closing. If the Company’s available cash at the effective time of the merger is insufficient to distribute merger consideration of at least $1.77 per share, the Company will resolicit stockholder approval for the proposed transactions. Otherwise, the Company may consummate the sale and the merger if its board of directors determines that all applicable conditions have been satisfied and the merger consideration is at least $1.77 per share.

Assuming timely satisfaction of necessary closing conditions, including receipt of a license from the Office of Foreign Assets Control (“OFAC”), the Company expects the merger to be completed in the first quarter of calendar year 2016.

REMEMBER: Your vote is important, no matter how large or small your holding may be.  We cannot complete the transaction unless the holders of 50% of our outstanding shares of common stock vote to approve the sale. In addition, the merger requires either (i) the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if the Company’s board determines at or prior to the special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) the holders of at least a majority of the outstanding shares of common stock that are not beneficially owned by Telcrest. A failure to vote has the effect of a vote against the sale and the merger.

Voting promptly will help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings. Your vote can be cast quickly and easily by signing, dating and mailing the proxy card in the postage-paid return envelope previously provided to you with the proxy materials for this meeting.

If we have not received your proxy as the date of the special meeting approaches, you may receive a call asking you to vote. Georgeson Inc. has been retained by the Company to make follow-up phone calls to help secure the remaining votes needed for the special meeting.

If you have any questions or need assistance submitting your proxy, please contact our proxy solicitor, Georgeson Inc., by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees may call collect at +1 (781) 575-2137) or by email at CTCMEDIA@georgeson.com.

Thank you in advance for your participation in and your consideration of this extremely important matter.

Sincerely,

Yuliana Slashcheva

Chief Executive Officer

YOU ARE ADVISED TO READ THE PROXY STATEMENT FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Additional Information and Where to Find It

In connection with the proposed transactions, CTC Media has mailed a proxy statement to its stockholders. CTC Media urges investors, stockholders and other interested persons to read the proxy statement, as well as other documents filed with the SEC, because these documents contain important information.

The definitive proxy statement has been mailed to stockholders of record as of November 16, 2015. CTC Media’s stockholders may also obtain a copy of such documents, without charge, by directing a request to: ir@ctcmedia.ru. These documents can also be obtained, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov).

Participants in Solicitation

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transactions is set forth in the proxy statement.